Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Walter Investment Management Corp. for the registration of debt securities, guarantees of debt securities, common stock, preferred stock, depositary shares, stock purchase contracts, warrants, and units and to the incorporation by reference therein of our report dated February 27, 2014 (except for Note 29, as to which the date is October 14, 2014), with respect to the consolidated financial statements and schedule of Walter Investment Management Corp. and subsidiaries included in Current Report on form 8-K (filed December 18, 2014) for the year ended December 31, 2013, and our report dated February 27, 2014, with respect to the effectiveness of internal control over financial reporting of Walter Investment Management Corp. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

December 18, 2014